SOUTHWEST AIRLINES REPORTS FOURTH QUARTER AND ANNUAL 2020 RESULTS

DALLAS, TEXAS - January 28, 2021 - Southwest Airlines Co. (NYSE: LUV) (the “Company”) today reported its fourth quarter and annual 2020 financial results:

•Fourth quarter net loss of $908 million, or $1.54 loss per diluted share
•Excluding special items1, fourth quarter net loss of $761 million, or $1.29 loss per diluted share
•Annual net loss of $3.1 billion, or $5.44 loss per diluted share
•Excluding special items, annual net loss of $3.5 billion, or $6.22 loss per diluted share
•Ended 2020 with liquidity2 of $14.3 billion, well in excess of debt outstanding

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, "The COVID-19 pandemic devastated the world, and our heart goes out to all those affected. The airline industry was hit especially hard in 2020, and we incurred our first annual net loss since 1972. Our annual 2020 operating revenues declined approximately 60 percent, year-over-year, and we experienced our largest monthly decline in operating revenues in April 2020, down 92 percent, year-over-year, when the pandemic spread and shelter-in-place orders and similar restrictions were implemented throughout the country. Travel and tourism industries face an ever-changing environment as the pandemic evolves. Nevertheless, our Employees have not wavered; rather, they have responded swiftly and with resolve. They adjusted our flight schedules numerous times; implemented new health and safety protocols for Employees and Customers; and developed and deployed remote work capabilities for back-office Employees and Call Center Representatives. On top of these notable accomplishments, our Employees delivered the U.S. airline industry's best Customer Service3, as well as a superb operational performance including exceptional ontime performance and baggage handling. I am forever grateful for the heroic efforts and results by our People in the most challenging year since we began flying in 1971. Their hard work and adaptability last year did not go unnoticed, as Southwest was just named the #1 U.S. airline in the Wall Street Journal's annual ranking for 2020, which ranks airlines on key operational performance metrics.

"We came into the year well-prepared with significant financial strength and started the year strong with an outstanding operational performance and solid net income growth, year-over-year, in January and February 2020, combined. In late February 2020, we began to experience a precipitous drop in passenger demand and bookings due to the pandemic. The situation escalated dramatically, and by mid-March 2020, trip cancellations began to exceed new bookings. We took swift action to address the unprecedented decline in passengers and revenue by significantly reducing available seat miles (ASMs, or capacity), costs, and cash spending. Annual 2020 capacity decreased approximately
34 percent, year-over-year, and we reduced annual 2020 cash outlays by approximately $8 billion, compared with original plans. We implemented voluntary separation and extended leave programs to better align staffing levels and overhead costs to reduced flight schedules. I sincerely appreciate the 15,000 Southwest Family Members who participated in those crucial programs to reduce our annual 2020 salaries, wages, and benefits expense by approximately $565 million. We also raised cash of $10.9 billion, net of repayments and excluding Payroll Support Program (PSP) proceeds, and ended 2020 with liquidity of $14.3 billion and approximately $12 billion in unencumbered assets4.

"Average core cash burn5 was approximately $12 million per day in fourth quarter 2020, and we expect average core cash burn of approximately $17 million per day in first quarter 2021, as a result of continued softness in demand and a seasonally weaker travel period in January and February 2021, as well as rising fuel prices. Including certain changes in working capital, we expect average core cash burn in first quarter 2021 to be in the range of $10 million to $15 million per day, compared with approximately $15 million per day in fourth quarter 2020. While vaccine availability should mark the beginning of the end of this pandemic, current passenger booking trends do not indicate significant improvement through March 2021. In response to current trends, our capacity plans remain conservative through, at least, March 2021, and we will continue to monitor bookings and adjust flight activity, accordingly. While we hope to achieve cash burn break even in 2021, it is wholly dependent upon a substantial rebound in passenger traffic and revenue; and, it is difficult to predict the timing of such a rebound, especially with respect to business travel. In order to achieve cash burn break even, we continue to estimate operating revenues will need to recover to a range of 60 to 70 percent of 2019 levels, which is roughly double current levels.

"We are tremendously grateful, once again, for the work of our federal leaders to extend payroll support (the PSP Extension) under the Consolidated Appropriations Act, 2021, to support the airline industry and the communities it serves. Given this much-needed PSP Extension stimulus, we intend to avoid involuntary furloughs and pay cuts through 2021—preserving our unprecedented 50-year history of providing job security to Employees.

"Since the Federal Aviation Administration (FAA) issued official requirements in November 2020 that enable airlines to return the Boeing 737 MAX (MAX) to service, we have been working to meet the FAA's requirements by modifying certain operating procedures, implementing enhanced Pilot training requirements, installing FAA-approved flight control software updates, and completing other required maintenance tasks specific to the MAX aircraft. I recently had the opportunity to fly on one of our MAX operational readiness flights, which only reaffirmed my supreme confidence in Southwest's ability to operate the MAX safely. I am very proud of our many Teams who are working diligently to prepare us for returning the MAX to revenue service on March 11, 2021, once all FAA requirements are met and all active Pilots have received updated, MAX-related training.

"Preparedness has always been a strength of Southwest Airlines. We came into 2020 well-prepared with the U.S. airline industry's strongest balance sheet and most successful business model—with low costs that enabled low fares across a robust network of point-to-point service with a strong presence in top leisure and business markets. Even with our preparedness and swift response to the pandemic in 2020, we are not standing still. We are aggressively pursuing new revenue streams by adding new airports to our route network and launching participation in global distribution systems (GDS) to grow our share of corporate travelers. We remain steadfast in managing costs and cash spending, and we are focused on maintaining significant liquidity. Our primary financial goals for 2021 are to preserve the strength of our balance sheet and investment-grade credit rating; arrest cash operating losses; and achieve and sustain break even, or better, cash flow and earnings as the airline business recovers. The pandemic persists and travel demand remains depressed, but we celebrate our 50th year of service in 2021 with renewed hope and optimism about the future of Southwest Airlines."

Notable 2020 announcements and accomplishments include:
•Launched service to six new destinations:
◦Hilo International Airport - January 19, 2020
◦Cozumel International Airport - March 7, 2020
◦Miami International Airport and Palm Springs International Airport - November 15, 2020
◦Montrose Regional Airport (Telluride and Crested Butte) and Yampa Valley Regional Airport (Steamboat Springs) - December 19, 2020

•Announced intention to commence new service to eight additional airports:
◦Chicago O'Hare International Airport and Sarasota Bradenton International Airport - February 14, 2021
◦Colorado Springs Municipal Airport and Savannah/Hilton Head International Airport - March 11, 2021
◦Houston's George Bush Intercontinental Airport and Santa Barbara Airport - April 12, 2021
◦Fresno Yosemite International Airport - April 25, 2021
◦Jackson-Medgar Wiley Evers International Airport in Mississippi - June 6, 2021
•Launched GDS industry-standard participation for the first time, now live with Amadeus and Travelport's GDS platforms: Apollo, Worldspan, and Galileo; reached agreement with Sabre in December 2020, and expect to launch full-participation in Sabre GDS in second half 2021
•Received numerous awards and recognitions, including:
◦Named to FORTUNE's list of World's Most Admired Companies for 2020; ranked #11
◦#1 Marketing Carrier in Customer Satisfaction per the U.S. Department of Transportation (DOT) data3
◦Named the highest ranking carrier for customer satisfaction in the J.D. Power 2020 North America Satisfaction StudySM
◦Recognized by The Points Guy for the Best U.S. Airline Loyalty Program and Best Airline Cobranded Credit Card
◦Named Best Airline-North America, Best Airline-United States, Best Economy-North America, and Best Low Cost Airline-North America in the 2020 TripAdvisor Travelers' ChoiceTM Awards
◦Named Loyalty Program of the Year for Rapid Rewards® Program and recognized for providing the Best Loyalty Credit Card and the Best Airline Redemption Ability for the eighth consecutive year by the Freddie Awards; Received the Freddie Awards title of Best Customer Service for the fifth consecutive year
◦Named the Most Trusted Airline in America by Reader's Digest Magazine
◦Named a Top 100 Company by BetterInvesting Magazine
◦Named to Glassdoor's Best Places to Work list for the 11th consecutive year
◦Named as one of MilitaryTimes Best for Vets: Employers 2020
◦Recognized as a Top 50 Employer by Equal Opportunity Magazine

◦Scored a top score (100) on Disability:IN's benchmarking tool for disability inclusion: the 2020 Disability Equality Index
◦Named as A Best Place to Work for LGBTQ Equality in 2020 from the Human Rights Campaign Foundation

Revenue Results and Outlook
The Company's fourth quarter 2020 total operating revenues decreased 64.9 percent, year-over-year, to $2.0 billion, as a result of continued negative impacts to passenger demand and bookings due to the pandemic. Fourth quarter 2020 operating revenue per ASM (RASM, or unit revenues) was 8.48 cents, a decrease of 40.8 percent, primarily driven by a load factor decline of 29.3 points and a passenger revenue yield decrease of 18.7 percent, all year-over-year.

Following a modest sequential improvement in passenger traffic trends in October 2020, the Company began to experience a deceleration in improving revenue trends in November 2020 that continued through the remainder of 2020, due to the spike in COVID-19 cases and hospitalizations, as well as renewed quarantine requirements, travel restrictions, and related government orders. The Company also experienced an increase in trip cancellations in November and December 2020, although leisure passenger demand was more resilient for the holiday travel periods compared with non-holiday weeks. The following table presents selected monthly revenue and load factor results for fourth quarter 2020:

	October 2020	November 2020	December 2020
Operating revenues year-over-year	Down 64.1%	Down 62.8%	Down 67.3%
Previous estimation	Down ~65%	Down ~63%	Down 65% to 75%
Load factor	54.6%	47.8%	59.6%
Previous estimation	~55%	~48%	60% to 65%

Due to Thanksgiving holiday travel dates falling completely in November 2020 compared with both November and December 2019, November 2020 year-over-year operating revenues benefited by one to two points, and December 2020 year-over-year operating revenues were negatively impacted by six to seven points, with the greater impact in December 2020 due to higher passenger and revenue volumes in December 2019. Adjusting for these timing impacts on a year-over-year basis, December 2020 year-over-year operating revenues improved sequentially by an estimated four points, compared with November 2020 year-over-year operating revenues, primarily due to resuming the availability of all seats for travel beginning December 1, 2020.

Thus far, the Company is experiencing stalled demand in January and bookings for February 2021, primarily driven by the high level of COVID-19 cases and hospitalizations, as well as a seasonally weaker time period for leisure travel demand following the holidays. However, trip cancellations have stabilized and January 2021 operating revenues are expected to improve slightly compared with the Company's previous estimations for January 2021 operating revenues provided in mid-December 2020, primarily due to stronger leisure passenger demand in the January holiday return travel period and a slight improvement in load factor. The following table presents selected monthly estimates of operating revenues and load factor for January and February 2021:

	Estimated January 2021	Estimated February 2021
Operating revenues year-over-year	Down 65% to 70%	Down 65% to 75%
Previous estimation	Down 65% to 75%	(a)
As compared with 2019	Down 65% to 70%	Down 65% to 75%
Load factor	50% to 55%	50% to 55%
Previous estimation	45% to 55%	(a)
(a) No previous estimation provided.

Annual 2020 total operating revenues decreased 59.7 percent, year-over-year, to $9.0 billion. Annual 2020 RASM was 8.75 cents, a decrease of 38.6 percent, primarily driven by a load factor decrease of 31.1 points and a passenger revenue yield decrease of 10.6 percent, all year-over-year.

The Company achieved its goal of launching GDS access for corporate travelers in 2020, now at industry-standard participation, including Airline Reporting Corporation (ARC) ticketing and settlement, with Amadeus's GDS platform and Travelport's multiple GDS platforms: Apollo, Worldspan, and Galileo. In December 2020, the Company reached a full-participation GDS agreement with Sabre, planned to launch in second half 2021. The Company's enhancement of its GDS channel strategy complements its expansion of direct connect via Airline Tariff Publishing Company's (ATPCO) New Distribution Capability (NDC) Exchange and existing SWABIZ® options, with the goal of distributing its everyday low fares to more corporate travelers through their preferred channel.

Cost Performance and Outlook
Fourth quarter 2020 operating expenses decreased 37.2 percent, year-over-year, to $3.2 billion. Excluding special items, fourth quarter 2020 operating expenses were also $3.2 billion, a decrease of 36.7 percent, year-over-year. Fourth quarter 2020 operating expenses per ASM (CASM, or unit costs)

were 13.40 cents, an increase of 5.8 percent, year-over-year. Excluding special items, fourth quarter 2020 CASM increased 6.6 percent, year-over-year.

The following table presents economic fuel costs per gallon1, including the impact of fuel hedging premium expense and fuel derivative contracts, for fourth quarter and annual 2020 and prior year periods:

	Fourth Quarter		Full Year
	2020	2019	2020	2019
Economic fuel costs per gallon	$1.25	$2.09	$1.49	$2.09
Fuel hedging premium expense	$24 million	$20 million	$98 million	$95 million
Fuel hedging premium expense per gallon	$0.08	$0.04	$0.08	$0.05
Fuel hedging cash settlement gains per gallon	—	—	—	$(0.02)

The Company continued to operate fewer of its oldest, least fuel-efficient 737-700 aircraft as a result of capacity reductions due to the pandemic, which, combined with lower load factors, resulted in an improvement of 8.4 percent in ASMs per gallon (fuel efficiency) in fourth quarter 2020, and an annual 2020 fuel efficiency improvement of 7.4 percent, both year-over-year. The Company currently estimates first quarter 2021 fuel efficiency to improve in the range of five to six percent, year-over-year, primarily driven by a continuation of lower utilization of its 737-700 aircraft and the Company's continued efforts to reduce its fuel consumption through fleet modernization with the anticipated benefits of the reintroduction of the MAX aircraft.

Based on the Company's existing fuel derivative contracts and market prices as of January 21, 2021, the following table presents estimates of economic fuel costs per gallon6, including the estimated impact of fuel hedging premium expense and fuel derivative contracts, for first quarter and annual 2021 and prior year periods:

	First Quarter		Full Year
	2021	2020	2021	2020
Economic fuel costs per gallon	$1.60 to $1.70	$1.90	$1.65 to $1.75	$1.49
Fuel hedging premium expense	$25 million	$24 million	$100 million	$98 million
Fuel hedging premium expense per gallon	$0.09	$0.05	(a)	$0.08
Fuel hedging cash settlement gains per gallon	—	—	—	—
(a) Due to continued uncertainty regarding available seat mile plans for 2021, the Company cannot reasonably provide an estimate for its full year 2021 fuel hedging premium expense per gallon.

As of January 21, 2021, the fair market value of the Company's fuel derivative contracts settling in first quarter 2021 was immaterial, and an asset of approximately $13 million for those settling over the remainder of 2021. In addition, the fair market value of fuel derivative contracts settling in 2022 and beyond was an asset of approximately $117 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items, fourth quarter 2020 operating expenses decreased 28.2 percent, compared with fourth quarter 2019. No profitsharing expense was accrued in fourth quarter 2020 due to the Company's net loss, compared with a profitsharing accrual of $264 million in fourth quarter 2019. Excluding fuel and oil expense, special items, and prior year profitsharing expense, fourth quarter 2020 operating expenses decreased 23.1 percent, year-over-year, in line with the Company's guidance. The significant year-over-year decrease was driven primarily by the decrease in variable, flight-driven expenses, such as salaries, wages, and benefits; maintenance expense; and landing fees; combined with the Company's focus on managing costs and cash burn. Additionally, the Company realized approximately $425 million of cost savings in fourth quarter 2020 from voluntary separation and extended leave programs. On a unit basis, fourth quarter 2020 operating expenses, excluding fuel and oil expense, special items, and prior year profitsharing expense, increased 29.4 percent, year-over-year, primarily driven by the significant reduction in capacity.

Excluding fuel and oil expense and special items, first quarter 2021 operating expenses are expected to decrease in the range of 15 to 20 percent, year-over-year, primarily due to lower capacity, year-over-year, as well as an estimated $400 million of cost savings from voluntary separation and extended leave programs7. The Company remains diligent in managing its operating costs and maintaining focus on efficiency and productivity.

Annual 2020 operating expenses decreased 33.9 percent to $12.9 billion, and increased 0.4 percent on a unit basis, both year-over-year. Excluding fuel and oil expense, special items, and prior year profitsharing expense, annual 2020 operating expenses decreased 15.8 percent, and increased 28.1 percent on a unit basis, both year-over-year. The Company realized approximately $565 million of annual 2020 cost savings from voluntary separation and extended leave programs, and expects an incremental $600 million of annual 2021 cost savings, for a total reduction in salaries, wages, and benefits of approximately $1.2 billion compared with annual 2019.

The Company's annual 2020 effective tax rate was 27.8 percent, higher than the federal statutory tax rate primarily due to the Company's annual net operating loss (NOL), which under the Coronavirus Aid, Relief and Economic Security Act (CARES Act) can be applied to prior tax years beginning with 2015, when the Company was subject to a higher federal statutory tax rate. The Company's estimated tax refund from its annual 2020 NOL carryback is approximately $470 million. The Company estimates its first quarter 2021 effective tax rate to be in the range of 21 to 22 percent, lower than the annual 2020 tax rate as the NOL carryback provisions available under the CARES Act are not applicable to years beyond 2020.

Liquidity and Capital Deployment
As of December 31, 2020, the Company had approximately $13.3 billion in cash and short-term investments and a fully available revolving credit line of $1.0 billion. During 2020, the Company raised a total of approximately $18.9 billion, net of transaction fees, including $13.4 billion in debt issuances and sale-leaseback transactions, $2.2 billion through a common stock offering, and $3.4 billion of PSP proceeds under the CARES Act. Net of debt repayments, and excluding PSP proceeds, the Company raised $10.9 billion in 2020. As of January 27, 2021, the Company had cash and short-term investments of approximately $13.9 billion.

Annual 2020 cash used in operations was $1.1 billion, driven primarily by the Company's net loss due to the negative effects of the pandemic. Annual 2020 capital expenditures were $515 million. The Company received cash proceeds in 2020 of $815 million from sale-leaseback transactions and $428 million in supplier proceeds. When factoring in these cash inflows, minimal aircraft deliveries, and the cancellation or deferral of the majority of its originally planned capital investment projects, the Company more than offset its originally planned annual 2020 capital spending of approximately $1.4 billion to $1.5 billion.

As previously disclosed, the Company and The Boeing Company (Boeing) reached a confidential agreement (Boeing Agreement) in December 2020, which included the settlement of 2020 estimated damages relating to the grounding of the Company's 737 MAX 8 aircraft. As a result of certain delivery credits provided in the Boeing Agreement, as well as progress payments made to date on undelivered aircraft, the Company currently estimates an immaterial amount of aircraft capital expenditures in 2021. Therefore, the Company currently estimates its annual 2021 capital expenditures to be no more than

$500 million, driven primarily by technology, facilities, and operational investments. The Company has reduced its combined 2020 and 2021 capital spending by approximately $5.5 billion, compared with planning projections prior to the pandemic.

As of December 31, 2020, the Company had current and noncurrent debt obligations of $10.3 billion. In addition to the full repayment in second quarter 2020 of $3.7 billion borrowed under a 364-day term loan, and $1.0 billion drawn under its revolving credit facility, the Company repaid $839 million in debt and finance lease obligations during 2020, including a $500 million bullet maturity payment in October. The Company expects to repay approximately $220 million in debt and finance lease obligations in 2021, of which $67 million is expected to be repaid in first quarter 2021. Based on current debt outstanding and current market interest rates, the Company expects first quarter 2021 interest expense to be approximately $113 million. As of December 31, 2020, the Company was in a net cash position8 of $3.0 billion, and its adjusted debt9 to invested capital (leverage) was 56 percent.

In January 2021, the Company reached an agreement with the U.S. Department of Treasury (Treasury) for proceeds of approximately $1.7 billion under the PSP Extension, for which the Company expects to provide the Treasury consideration in the form of a promissory note representing a $488 million unsecured, low-interest, 10-year term loan (the "unsecured loan") and warrants to purchase up to an aggregate of approximately 1.1 million shares of the Company's common stock, subject to adjustment by the Treasury in each case. Approximately $864 million of expected proceeds, or 50 percent, have been received thus far, for which the Company provided consideration of a promissory note representing a $229 million unsecured loan. The remaining proceeds are expected to be disbursed to the Company in first quarter 2021. The unsecured loan may be repaid at any time prior to maturity, at par, and has an interest rate of 1.0 percent through year five, and a rate consisting of the Secured Overnight Financing Rate plus 2.0 percent, thereafter. The Company also provided consideration of warrants to purchase up to 495 thousand shares of the Company's common stock to the Treasury in conjunction with the initial proceeds, and is expected to issue warrants to purchase additional shares of the Company's common stock to the Treasury in conjunction with the balance of the PSP Extension proceeds. The warrants have a five-year term and a strike price of $46.28, based on the Company's closing price on December 24, 2020. The warrants can be settled with the Treasury on a net basis, either in shares or cash at the Company’s discretion.

The Company estimates its first quarter 2021 weighted average diluted shares outstanding to be approximately 591 million.

Fleet and Capacity
In November 2020, the FAA issued official requirements to enable airlines to return the MAX aircraft to service. The Company is currently working to meet the FAA's requirements by modifying certain operating procedures, implementing enhanced Pilot training requirements, installing FAA-approved flight control software updates, and completing other required maintenance tasks specific to the MAX aircraft. The Company has scheduled the MAX return to revenue service on March 11, 2021, after the Company is expected to have met all FAA requirements and all active Pilots are expected to have received updated, MAX-related training.

The Company ended 2020 with 718 aircraft, including 41 737 MAX 8 aircraft. During 2020, the Company returned 12 leased 737-700 aircraft and retired 24 owned 737-700 aircraft. In addition, the Company took delivery of 7 leased 737 MAX 8 aircraft in December 2020. In response to capacity reductions due to the effects of the pandemic, the Company had 60 737-700 aircraft in temporary storage as of December 31, 2020. The Company continues to manage its fleet based on passenger demand trends and has flexibility to adjust, as needed.

Based on the Boeing Agreement, the Company expects to receive 35 737 MAX 8 deliveries, including 16 leased aircraft, 7 of which were delivered in December 2020, through the end of 2021. Based on current delivery and retirement plans, the Company currently expects its fleet in 2021 to decrease from its fleet of 747 aircraft as of December 31, 2019. The Company continues to evaluate its longer-term fleet needs and continues discussions with Boeing to restructure its order book beyond 2021. Prior to any potential future revisions to its Boeing order book beyond 2021, in addition to the expected MAX deliveries this year, the Company currently has 230 firm orders and 115 options for MAX aircraft remaining in its contractual order book beyond 2021. Additional information regarding the Company's contractual aircraft order book is available in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, and will be available in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

The Company's fourth quarter 2020 capacity decreased 40.6 percent, year-over-year, and its annual 2020 capacity decreased 34.2 percent, year-over-year, due to the effects of the pandemic. The following table presents monthly capacity results for fourth quarter 2020:

	October 2020	November 2020	December 2020
ASMs year-over-year	Down 44.0%	Down 34.6%	Down 43.1%
Previous estimation	Down ~44%	Down ~35%	Down 40% to 45%

The Company currently estimates its first quarter 2021 capacity to decrease approximately 35 percent, year-over-year, primarily driven by the continued negative effects of the pandemic. The following table presents monthly capacity estimates for first quarter 2021:

	Estimated January 2021	Estimated February 2021	Estimated March 2021
ASMs year-over-year	Down ~41%	Down ~46%	Down ~16%
Previous estimation	Down 40% to 45%	Down 40% to 45%	(a)
As compared with 2019	Down ~43%	Down ~45%	Down ~31%
(a) No previous estimation provided.

Passenger demand and booking trends remain primarily leisure-oriented and inconsistent by region. The Company remains cautious in this uncertain demand environment and continues to plan for multiple scenarios for its fleet and capacity plans. The Company will continue to monitor demand and booking trends and adjust capacity, as deemed necessary, on an ongoing basis. As such, the Company's actual flown capacity may differ materially from currently published flight schedules or current estimations.

Conference Call
The Company will discuss its fourth quarter and annual 2020 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call please go to
www.southwestairlinesinvestorrelations.com.

1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Items.
2Includes approximately $13.3 billion in cash and short-term investments and a fully available revolving credit line of $1.0 billion.
3The Department of Transportation (DOT) ranks all U.S. carriers based on the lowest ratio of complaints per 100,000 passengers enplaned, as published in the DOT Air Travel Consumer Report (ATCR). Southwest earned the best Customer Satisfaction ranking among U.S. Marketing Carriers with the lowest ratio of complaints to the

DOT per 100,000 enplaned passengers for January through October 2020, the most recent time period published in the ATCR. A Marketing Carrier is an airline that advertises under a common brand name, sells reservations, manages frequent flyer programs, and is ultimately responsible for the airline’s consumer policies. Operating Carriers only handle the flight operations, passenger check-in/boarding, and baggage handling for the respective Marketing Carriers they serve—Operating Carriers are not responsible for DOT complaints related to policies, procedures, and advertising associated with the Marketing Carrier’s brand.
4Includes approximately $10 billion in aircraft and approximately $2 billion in non-aircraft assets such as spare engines, ground equipment, and real estate. In addition to the value from aircraft and other physical assets, the Company has significant value from its Rapid Rewards loyalty program.
5Cash burn is a supplemental measure that most U.S. airlines began providing in 2020 to measure liquidity in light of the negative financial effects of the pandemic. Average daily core cash burn is calculated as Loss before income taxes, non-GAAP, adjusted for Depreciation and amortization expense; capital expenditures; and adjusted amortizing debt service payments; divided by the number of days in the period. The Company utilizes average daily core cash burn to monitor the performance of its core business as a proxy for its ability to achieve sustainable cash and profit break-even results. Given that the Company’s cash burn calculation is derived from Loss before income taxes, non-GAAP, the Company excludes the following items in its calculation of average core cash burn: financing transactions; PSP proceeds; Supplier proceeds; voluntary separation and extended emergency time off program payments; and other changes in working capital. Cash burn methodology varies by airline, and the Company’s average daily core cash burn may differ materially by utilizing cash burn calculations that adjust for changes in working capital. The Company's average daily core cash burn was approximately $14 million in December 2020 and approximately $12 million in fourth quarter 2020. Utilizing an alternative cash burn approach, which adjusts for changes in working capital—including changes in Air traffic liability and cash payments for voluntary separation and extended emergency time off program payments, among other items—the Company's average daily core cash burn was approximately $18 million in December 2020 and approximately $15 million in fourth quarter 2020. Average core cash burn projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected core cash burn results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
6Based on the Company's existing fuel derivative contracts and market prices as of January 21, 2021, first quarter and annual 2021 economic fuel costs per gallon are estimated to be in the range of $1.60 to $1.70 and in the range of $1.65 to $1.75, respectively. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, the impact of COVID-19 cases on air travel demand, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
7Year-over-year projections do not reflect the potential impact of fuel and oil expense and special items in both years because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
8Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
9Adjusted debt is calculated as short-term and long-term debt including the net present value of aircraft rentals related to operating leases.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s expectations with respect to liquidity, average core cash burn, and estimated revenues required to achieve cash burn break-even, including factors and assumptions underlying the Company’s expectations; (ii) the Company’s expectations with respect to consumer demand for air travel, passenger booking trends, and the airline business recovery; (iii) the Company’s capacity plans and expectations; (iv) the Company’s financial outlook, goals, strategies, expectations, and projected results of operations, including factors and assumptions underlying the Company's projections, in particular assumptions regarding the duration and impacts of the COVID-19 pandemic; (v) the Company’s expectations with respect to avoiding involuntary furloughs and pay cuts; (vi) the Company’s plans and expectations with respect to the 737 MAX return to service, including factors and assumptions underlying the Company’s expectations; (vii) the Company’s initiatives and related goals with respect to global distribution system access and related alliances and capabilities; (viii) the Company’s network plans and expectations; (ix) the Company’s expectations with respect to load factors; (x) the Company's expectations with respect to fuel efficiency and fuel costs and the Company's related management of risk associated with changing jet fuel prices, including factors underlying the Company’s expectations; (xi) the Company’s plans and assumptions related to capital spending, repayment of debt and finance lease obligations, and future receipts pursuant the PSP Extension under the Consolidated Appropriations Act, 2021; (xii) the Company's expectations regarding first quarter 2021 weighted average diluted shares outstanding; and (xiii) the Company’s plans and expectations regarding its fleet, fleet order book, and fleet delivery schedule, including factors and assumptions underlying the Company's plans and expectations. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the extent of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, including through any new variant strains of the underlying virus; the effectiveness and availability of vaccines; the duration and scope of related government orders and restrictions; the duration and scope of the Company’s actions to address Customer and Employee health concerns; the extent of the impact of the COVID-19 pandemic on overall demand for air travel and the Company’s related business plans and decisions; any negative impact of the COVID-19 pandemic on the Company’s ability to retain key Employees; and any negative impact of the COVID-19 pandemic on the Company’s access to capital; (ii) the impact of economic conditions, extreme or severe weather and natural disasters, fears of terrorism or war, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), consumer perception, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (iii) the United States Department of Treasury’s right pursuant to the PSP Extension to amend the documents or require new or additional conditions of the PSP Extension in ways that may be materially adverse to the Company; (iv) the enactment or adoption of future laws, statutes, and regulations and interpretation or enforcement of current and future laws, statutes, and regulations that affect the terms or application of the PSP Extension and that may have a material adverse effect on the Company; (v) the Company’s dependence on third parties, in particular with respect to global distributions systems and related alliances and capabilities, and the impact on the Company’s operations and results of operations of any third party delays or non-performance; (vi) the Company’s ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (vii) the impact of governmental actions and governmental regulations on the Company’s plans, strategies, and operations; (viii) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company’s fuel hedging strategies and positions, on the Company's business plans and results of operations; (ix) the Company's dependence on Boeing with respect to the Company's fleet order book and delivery schedule; (x) the impact of labor matters on the Company’s results of operations, business decisions, plans, and strategies; and (xi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

Southwest Airlines Co.
Condensed Consolidated Statement of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2020	2019	Percent Change	2020	2019	Percent Change
OPERATING REVENUES:
Passenger	$1,663	$5,314	(68.7)	$7,665	$20,776	(63.1)
Freight	43	43	—	161	172	(6.4)
Other	307	372	(17.5)	1,222	1,480	(17.4)
Total operating revenues	2,013	5,729	(64.9)	9,048	22,428	(59.7)

OPERATING EXPENSES:
Salaries, wages, and benefits	1,566	2,247	(30.3)	6,811	8,293	(17.9)
Payroll support and voluntary Employee programs, net	(34)	—	n.m.	(967)	—	n.m.
Fuel and oil	343	1,105	(69.0)	1,849	4,347	(57.5)
Maintenance materials and repairs	153	307	(50.2)	750	1,223	(38.7)
Landing fees and airport rentals	318	327	(2.8)	1,240	1,363	(9.0)
Depreciation and amortization	316	313	1.0	1,255	1,219	3.0
Other operating expenses	520	765	(32.0)	1,926	3,026	(36.4)
Total operating expenses	3,182	5,064	(37.2)	12,864	19,471	(33.9)

OPERATING INCOME (LOSS)	(1,169)	665	n.m.	(3,816)	2,957	n.m.

OTHER EXPENSES (INCOME):
Interest expense	113	28	n.m.	349	118	195.8
Capitalized interest	(12)	(9)	33.3	(35)	(36)	(2.8)
Interest income	(2)	(20)	(90.0)	(32)	(90)	(64.4)
Other (gains) losses, net	63	—	n.m.	158	8	n.m.
Total other expenses (income)	162	(1)	n.m.	440	—	n.m.

INCOME (LOSS) BEFORE INCOME TAXES	(1,331)	666	n.m.	(4,256)	2,957	n.m.
PROVISION (BENEFIT) FOR INCOME TAXES	(423)	152	n.m.	(1,182)	657	n.m.
NET INCOME (LOSS)	$(908)	$514	n.m.	$(3,074)	$2,300	n.m.

NET INCOME (LOSS) PER SHARE:
Basic	$(1.54)	$0.98	n.m.	$(5.44)	$4.28	n.m.
Diluted	$(1.54)	$0.98	n.m.	$(5.44)	$4.27	n.m.

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	590	525	12.4	565	538	5.0
Diluted	590	527	12.0	565	539	4.8

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts) (unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2020	2019	Percent Change	2020	2019	Percent Change
Fuel and oil expense, unhedged	$339	$1,085		$1,810	$4,299
Add: Premium cost of fuel contracts designated as hedges	13	20		64	95
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(9)	—		(25)	(47)
Fuel and oil expense, as reported	$343	$1,105		$1,849	$4,347
Add: Contracts settling in the current period, but for which losses were reclassified from AOCI	9	—		25	—
Add: Premium cost of fuel contracts not designated as hedges	11	—		34	—
Fuel and oil expense, excluding special items (economic)	$363	$1,105	(67.1)	$1,908	$4,347	(56.1)

Total operating expenses, as reported	$3,182	$5,064		$12,864	$19,471
Add: Payroll support and voluntary Employee programs, net	34	—		967	—
Add: Contracts settling in the current period, but for which losses were reclassified from AOCI	9	—		25	—
Add: Premium cost of fuel contracts not designated as hedges	11	—		34	—
Add: Gain from aircraft sale-leaseback transactions	—	—		222	—
Deduct: Loss on asset impairment	(32)	—		(32)	—
Total operating expenses, excluding special items	$3,204	$5,064	(36.7)	$14,080	$19,471	(27.7)
Deduct: Fuel and oil expense, excluding special items (economic)	(363)	(1,105)		(1,908)	(4,347)
Operating expenses, excluding Fuel and oil expense and special items	$2,841	$3,959	(28.2)	$12,172	$15,124	(19.5)
Deduct: Profitsharing expense	—	(264)		—	(667)
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$2,841	$3,695	(23.1)	$12,172	$14,457	(15.8)

Operating income (loss), as reported	$(1,169)	665		$(3,816)	2,957
Deduct: Payroll support and voluntary Employee programs, net	(34)	—		(967)	—
Deduct: Contracts settling in the current period, but for which losses were reclassified from AOCI	(9)	—		(25)	—
Deduct: Premium cost of fuel contracts not designated as hedges	(11)	—		(34)	—
Deduct: Gain from aircraft sale-leaseback transactions	—	—		(222)	—
Add: Loss on asset impairment	32	—		32	—
Operating income (loss), excluding special items	$(1,191)	$665	n.m.	$(5,032)	$2,957	n.m.

Other (gains) losses, net, as reported	$63	—		$158	8
Deduct: Mark-to-market impact from fuel contracts settling in current and future periods	—	—		(40)	—
Deduct: Premium cost of fuel contracts not designated as hedges	(11)	—		(34)	—
Deduct: Mark-to-market impact from interest rate swap agreements	—	—		(28)	—
Deduct: Post-retirement curtailment charge	(53)	—		(53)	—
Other (gains) losses, net, excluding special items	$(1)	$—	n.m.	$3	$8	(62.5)

Income (loss) before income taxes, as reported	$(1,331)	$666		$(4,256)	$2,957
Deduct: Payroll support and voluntary Employee programs, net	(34)	—		(967)	—
Deduct: Contracts settling in the current period, but for which losses were reclassified from AOCI	(9)	—		(25)	—
Deduct: Gain from aircraft sale-leaseback transactions	—	—		(222)	—
Add: Loss on asset impairment	32	—		32	—
Add: Mark-to-market impact from fuel contracts settling in current and future periods	—	—		40	—
Add: Mark-to-market impact from interest rate swap agreements	—	—		28	—
Add: Post-retirement curtailment charge	53	—		53	—
Income (loss) before income taxes, excluding special items	$(1,289)	$666	n.m.	$(5,317)	$2,957	n.m.

Provision (benefit) for income taxes, as reported	$(423)	$152		$(1,182)	$657
Add (Deduct): Net income (loss) tax impact of fuel and special items, excluding GAAP to Non-GAAP tax rate difference (a)	18	—		(376)	—
Deduct: GAAP to Non-GAAP tax rate difference (b)	(123)	—		(247)	—
Provision (benefit) for income taxes, net, excluding special items	$(528)	$152	n.m.	$(1,805)	$657	n.m.

Net income (loss), as reported	$(908)	$514		$(3,074)	$2,300
Deduct: Payroll support and voluntary Employee programs, net	(34)	—		(967)	—
Deduct: Contracts settling in the current period, but for which losses were reclassified from AOCI	(9)	—		(25)	—
Deduct: Gain from aircraft sale-leaseback transactions	—	—		(222)	—
Add: Loss on asset impairment	32	—		32	—
Add: Mark-to-market impact from fuel contracts settling in current and future periods	—	—		40	—
Add: Mark-to-market impact from interest rate swap agreements	—	—		28	—
Add: Post-retirement curtailment charge	53	—		53	—
Add (Deduct): Net income (loss) tax impact of special items, excluding GAAP to Non-GAAP tax rate difference (a)	(18)	—		376	—
Add: GAAP to Non-GAAP tax rate difference (b)	123	—		247	—
Net income (loss), excluding special items	$(761)	$514	n.m.	$(3,512)	$2,300	n.m.

Net income (loss) per share, diluted, as reported	$(1.54)	$0.98		$(5.44)	$4.27
Add (Deduct): Impact of special items	0.09	—		(1.83)	—
Deduct: Net impact of net income (loss) above from fuel contracts divided by dilutive shares	(0.02)	—		(0.04)	—
Add (Deduct): Net income (loss) tax impact of special items, excluding GAAP to Non-GAAP tax rate difference (a)	(0.03)	—		0.66	—
Add: GAAP to Non-GAAP tax rate difference (b)	0.21	—		0.43	—
Net income (loss) per share, diluted, excluding special items	$(1.29)	$0.98	n.m.	$(6.22)	$4.27	n.m.
(a) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item. The Non-GAAP tax rate considers the appropriate tax treatment for special items and also reflects the anticipated benefit of carrying back full year 2020 net losses to claim tax refunds against previous cash taxes paid relating to tax years 2015 through 2019, some of which were at higher rates than the current year. The impact to Net income (loss) may not be equivalent to the special item multiplied by the effective tax rate, in all cases.
(b) Adjustment related to GAAP and Non-GAAP tax rate differences, primarily due to the PSP proceeds being excluded as a special item.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2020	2019	Change	2020	2019	Change
Revenue passengers carried (000s)	12,466	34,299	(63.7)%	54,088	134,056	(59.7)%
Enplaned passengers (000s)	15,952	41,201	(61.3)%	67,785	162,681	(58.3)%
Revenue passenger miles (RPMs) (in millions) (a)	12,784	33,224	(61.5)%	54,221	131,345	(58.7)%
Available seat miles (ASMs) (in millions) (b)	23,756	40,004	(40.6)%	103,456	157,254	(34.2)%
Load factor (c)	53.8%	83.1%	(29.3) pts.	52.4%	83.5%	(31.1) pts.
Average length of passenger haul (miles)	1,026	969	5.9%	1,002	980	2.2%
Average aircraft stage length (miles)	757	755	0.3%	743	748	(0.7)%
Trips flown	200,954	345,416	(41.8)%	897,540	1,367,727	(34.4)%
Seats flown (000s) (d)	31,134	52,078	(40.2)%	137,405	206,390	(33.4)%
Seats per trip (e)	154.9	150.8	2.7%	153.1	150.9	1.5%
Average passenger fare	$133.38	$154.94	(13.9)%	$141.72	$154.98	(8.6)%
Passenger revenue yield per RPM (cents) (f)	13.01	16.00	(18.7)%	14.14	15.82	(10.6)%
RASM (cents) (g)	8.48	14.32	(40.8)%	8.75	14.26	(38.6)%
PRASM (cents) (h)	7.00	13.28	(47.3)%	7.41	13.21	(43.9)%
CASM (cents) (i)	13.40	12.66	5.8%	12.43	12.38	0.4%
CASM, excluding Fuel and oil expense (cents)	11.95	9.90	20.7%	10.65	9.62	10.7%
CASM, excluding special items (cents)	13.49	12.66	6.6%	13.61	12.38	9.9%
CASM, excluding Fuel and oil expense and special items (cents)	11.96	9.90	20.8%	11.77	9.62	22.3%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	11.96	9.24	29.4%	11.77	9.19	28.1%
Fuel costs per gallon, including fuel tax (unhedged)	$1.16	$2.05	(43.4)%	$1.42	$2.06	(31.1)%
Fuel costs per gallon, including fuel tax	$1.18	$2.09	(43.5)%	$1.45	$2.09	(30.6)%
Fuel costs per gallon, including fuel tax (economic)	$1.25	$2.09	(40.2)%	$1.49	$2.09	(28.7)%
Fuel consumed, in gallons (millions)	288	527	(45.4)	1,273	2,077	(38.7)%
Active fulltime equivalent Employees (j)	56,537	60,767	(7.0)%	56,537	60,767	(7.0)%
Aircraft at end of period (k)(l)	718	747	(3.9)%	718	747	(3.9)%
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(j) Included 10,421 Employees participating in the Extended Emergency Time Off program as of December 31, 2020.
(k) Included 32 and 34 Boeing MAX 737 aircraft in long-term storage as of December 31, 2020 and 2019, respectively.
(l) Included 60 Boeing 737 Next Generation aircraft that were placed in long-term storage as of December 31, 2020, as a result of the Company's reduced capacity plans.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$11,063	$2,548
Short-term investments	2,271	1,524
Accounts and other receivables	1,130	1,086
Inventories of parts and supplies, at cost	414	529
Prepaid expenses and other current assets	295	287
Total current assets	15,173	5,974
Property and equipment, at cost:
Flight equipment	20,877	21,629
Ground property and equipment	6,083	5,672
Deposits on flight equipment purchase contracts	305	248
Assets constructed for others	309	164
	27,574	27,713
Less allowance for depreciation and amortization	11,743	10,688
	15,831	17,025
Goodwill	970	970
Operating lease right-of-use assets	1,892	1,349
Other assets	722	577
	$34,588	$25,895
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$931	$1,574
Accrued liabilities	2,259	1,749
Current operating lease liabilities	306	353
Air traffic liability	3,790	4,457
Current maturities of long-term debt	220	819
Total current liabilities	7,506	8,952

Long-term debt less current maturities	10,111	1,846
Air traffic liability - noncurrent	3,343	1,053
Deferred income taxes	1,634	2,364
Construction obligation	309	164
Noncurrent operating lease liabilities	1,562	978
Other noncurrent liabilities	1,247	706
Stockholders' equity:
Common stock	888	808
Capital in excess of par value	4,191	1,581
Retained earnings	14,777	17,945
Accumulated other comprehensive loss	(105)	(61)
Treasury stock, at cost	(10,875)	(10,441)
Total stockholders' equity	8,876	9,832
	$34,588	$25,895

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended December 31,		Year ended December 31,

	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(908)	$514	$(3,074)	$2,300
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	316	313	1,255	1,219
Loss on asset impairment	32	—	32	—
Unrealized/realized (gain) loss on fuel derivative instruments	(9)	—	15	—
Deferred income taxes	(189)	(279)	(716)	(55)
Gain on sale-leaseback transactions	—	—	(222)	—
Changes in certain assets and liabilities:
Accounts and other receivables	(235)	198	(294)	(94)
Other assets	49	44	415	239
Accounts payable and accrued liabilities	295	538	231	298
Air traffic liability	39	(457)	1,623	440
Other liabilities	6	(68)	(306)	(277)
Cash collateral received from derivative counterparties	7	25	9	25
Other, net	—	(4)	(95)	(108)
Net cash provided by (used in) operating activities	(597)	824	(1,127)	3,987

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(90)	(261)	(515)	(1,027)
Supplier proceeds	—	400	428	400
Proceeds from sale-leaseback transactions	—	—	815	—
Purchases of short-term investments	(1,199)	(793)	(5,080)	(2,122)
Proceeds from sales of short-term and other investments	1,380	799	4,336	2,446
Net cash provided by (used in) investing activities	91	145	(16)	(303)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	—	—	2,294	—
Proceeds from issuance of long-term debt	—	—	5,622	—
Proceeds from term loan credit facility	—	—	3,683	—
Proceeds from revolving credit facility	—	—	1,000	—
Proceeds from convertible notes	—	—	2,300	—
Proceeds from Payroll Support Program loan and warrants	—	—	1,016	—
Proceeds from Employee stock plans	12	10	48	40
Repurchase of common stock	—	(550)	(451)	(2,000)
Payments of long-term debt and finance lease obligations	(543)	(370)	(839)	(615)
Payments of term loan credit facility	—	—	(3,683)	—
Payments of revolving credit facility	—	—	(1,000)	—
Payments of cash dividends	—	—	(188)	(372)
Payments of terminated interest rate derivative instruments	(28)	—	(59)	—
Capitalized financing items	(2)	—	(134)	—
Other, net	21	1	49	(43)
Net cash provided by (used in) financing activities	(540)	(909)	9,658	(2,990)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,046)	60	8,515	694

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	12,109	2,488	2,548	1,854

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$11,063	$2,548	$11,063	$2,548

Southwest Airlines Co.
Fuel Derivative Contracts
As of January 21, 2021

	Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (e)
Average Brent Crude Oil price per barrel	1Q 2021 (c)	Full Year 2021 (d)
$40	$1.30 - $1.40	$1.25 - $1.35
$50	$1.45 - $1.55	$1.50 - $1.60
Current Market (a)	$1.60 - $1.70	$1.65 - $1.75
$60	$1.65 - $1.75	$1.75 - $1.85
$70	$1.85 - $1.95	$2.05 - $2.15
$80	$1.90 - $2.00	$2.15 - $2.25
Estimated fuel hedging premium expense per gallon (b)	$.09	(f)
Estimated premium costs (b)	$25 million	$100 million

Period	Maximum fuel hedged (gallons in millions) (g)
2021	1,283
2022	1,220
2023	643
Beyond 2023	101

(a) Brent crude oil average market prices as of January 21, 2021, were approximately $56 and $55 per barrel for first quarter 2021 and full year 2021, respectively.
(b) Fuel hedging premium expense per gallon is included in the Company's estimated economic fuel price per gallon estimates above.
(c) Based on the Company's existing fuel derivative contracts and market prices as of January 21, 2021, first quarter 2021 economic fuel costs are estimated to be in the $1.60 to $1.70 per gallon range, including fuel hedging premium expense of approximately $25 million, or $.09 per gallon, and no cash settlements from fuel derivative contracts, on a per gallon basis. See Note Regarding Use of Non-GAAP Financial Measures.
(d) Based on the Company's existing fuel derivative contracts and market prices as of January 21, 2021, annual 2021 economic fuel costs are estimated to be in the $1.65 to $1.75 per gallon range, including fuel hedging premium expense of approximately $100 million and no cash settlements from fuel derivative contracts, on a per gallon basis. See Note Regarding Use of Non-GAAP Financial Measures.
(e) The Company's current fuel derivative contracts contain a combination of instruments based in West Texas Intermediate ("WTI") and Brent crude oil; however, the economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of January 21, 2021. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, the impact of COVID-19 cases on air travel demand, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
(f) Due to continued uncertainty regarding available seat mile plans for 2021, the Company cannot reasonably provide an estimate for its full year 2021 fuel hedging premium expense per gallon.
(g) The Company holds derivative contracts at various Brent crude oil and WTI crude oil price levels to provide protection against energy market price fluctuations. These gallons that are covered by derivative contracts represent the maximum number of gallons hedged for each respective period, which may be at different strike prices and at strike prices materially higher than the current market prices. The volume of gallons covered by derivative contracts that ultimately get exercised in any given period may vary significantly from the volumes provided, as market prices and the Company's fuel consumption fluctuates.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income (loss), non-GAAP; Other (gains) losses, net, non-GAAP; Income (loss) before income taxes, non-GAAP; Provision (benefit) for income taxes, net, non-GAAP; Net income (loss), non-GAAP; and Net income (loss) per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and subsequent filings.
The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. Special items include:
1.Proceeds related to the Payroll Support Program under the CARES Act, which were used to pay Employee salaries, wages, and benefits;
2.Accrued charges related to the special termination benefits upon Employees accepting the Company's 2020 voluntary separation program or extended leave program as of December 31, 2020;
3.Gains associated with the sale-leaseback of ten Boeing 737-800 aircraft and ten Boeing 737 MAX 8 aircraft to third parties;
4.A noncash impairment charge related to 20 Boeing 737-700 aircraft that were retired during fourth quarter 2020;
5.Unrealized losses related to twelve forward-starting interest rate swap agreements. During 2020, the interest rate swap agreements, which were related to twelve 737 MAX 8 aircraft leases (with deliveries originally scheduled between June 2020 and September 2020), were de-designated as hedges due to the scheduled delivery range no longer being probable, resulting in the mark-to-market changes being recorded to earnings; and
6.A post-retirement curtailment charge related to Employees who accepted the Company's 2020 voluntary separation program and elected to participate in the Company's retiree medical benefits plan.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income (loss), non-GAAP; Other (gains) losses, net, non-GAAP; Income (loss) before income taxes, non-GAAP; Provision (benefit) for income taxes, net, non-GAAP; Net income (loss), non-GAAP; and Net income (loss) per share, diluted, non-GAAP.

The Company has also utilized and provided average cash burn and average daily core cash burn, which are non-GAAP financial measures. Cash burn is a supplemental measure that most U.S. airlines began providing in 2020 to measure liquidity in light of the negative financial effects of the pandemic. For the three months ended December 31, 2020, average daily core cash burn was approximately $12 million, calculated as Loss before income taxes, non-GAAP, of $1.3 billion (as provided in the above Non-GAAP reconciliation), adjusted for Depreciation and amortization expense of $316 million; Capital expenditures of $90 million; and adjusted amortizing debt service payments of approximately $43 million; divided by the number of days in the period. The Company utilizes average daily core cash burn to monitor the performance of its core business as a proxy for its ability to achieve sustainable cash and profit break-even results.

Given that the Company’s cash burn calculation is derived from Loss before income taxes, non-GAAP, the Company excludes the following items in its calculation of average core cash burn: financing transactions; Payroll Support Program proceeds; Supplier proceeds; voluntary separation and extended emergency time off program payments; and other changes in working capital. Cash burn methodology varies by airline, and the Company’s fourth quarter 2020 average daily core cash burn of $12 million may differ materially by utilizing cash burn calculations that adjust for changes in working capital. Utilizing an alternative cash burn approach, which adjusts for changes in working capital, among other items, the Company’s fourth quarter 2020 daily cash burn was approximately $15 million.

For periods prior to second quarter 2020, the Company provided its calculation of non-GAAP return on invested capital (“ROIC”) as a measure of financial performance used by management to quantify the Company’s effectiveness in generating returns relative to the capital invested in the business. By second quarter 2020, the precipitous drop in passenger demand and bookings caused by COVID-19 resulted in a material and adverse effect on the Company’s operating income and cash flows from operations. As a result, management ceased focus on ROIC and instead has since focused on bolstering the Company’s liquidity through cost reductions, financings, sale-leaseback transactions, and securities offerings. Accordingly, the Company has chosen not to present ROIC in this release and does not expect to present it again until and if the operating environment normalizes sufficiently to return the Company to operating income instead of operating loss.

SW-QFS